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                                          File No. 812-_____


          U.S. SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549


                         FORM N-8A

                NOTIFICATION OF REGISTRATION
           FILED PURSUANT TO SECTION 8(a) OF THE
               INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

A.   Name:

     Separate Account NY-B

B.   Address of principal business office:

          __________________________
          New York, New York  ______

C.   Telephone number:

          (302) 576-3400

D.   Name and address of agent for service of process:

          Marilyn Talman, Esquire
          Vice President & Associate General Counsel
          First Golden American Life Insurance Company of New York 1001 Jefferson Street, Suite 400
          Wilmington, DE  19801

     Copy to:

          Stephen E. Roth, Esquire
          Sutherland, Asbill & Brennan
          1275 Pennsylvania Avenue, N.W.
          Washington, D.C.  20004-2404
E.   Check appropriate box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company
          Act of 1940 concurrently with the filing of Form N-
          8A:

                          Yes [x]  No [ ]

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     Pursuant to the requirements of the Investment Company
Act of 1940, the sponsor of the Registrant has caused this Notification of Registration to be duly signed on behalf of the Registrant in the City of Wilmington, State of Delaware, on the 14th day of November, 1996.

                              SEPARATE ACCOUNT NY-B
                              (Registrant)

                              By:  FIRST GOLDEN AMERICAN
                                   LIFE INSURANCE COMPANY
                                   OF NEW YORK
                                   (Sponsor)




                              By:    /s/ Marilyn Talman
                                     ---------------------------------
                              Name:  Marilyn Talman
                                     ---------------------------------
                              Title: Vice President, Associate Counsel
                                     ---------------------------------
                                          and Assistant Secretary
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